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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Mentor Graphics Corporation

     The audits referred to in our report dated January 31, 1995, included the related financial statement schedule as of December 31, 1994, and for each of the years in the three-year period ended December 31, 1994, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings, "Summary -- Accounting Treatment," "The
Merger -- Accounting Treatment," and "Experts" in the registration statement. Our reports refer to a change in the method of accounting for certain debt and equity securities and income taxes.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon

December 5, 1995